Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
October 30, 2007		(858) 503-3233

MAXWELL TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS

Ultracapacitor Revenue Increases 28% Sequentially; Offshore Manufacturing Boosts Gross Margin

CONFERENCE CALL & WEBCAST AT 5 P.M. (EDT) TODAY, OCTOBER 30, 2007 – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported a net loss of $2.6 million or $0.13 per share, on revenue of $14.2 million for its third quarter ended September 30, 2007. That compares with a net loss of $5.4 million, or $0.31 per share, on revenue of $14.0 million for the same period in 2006. The year-to-year net loss comparison is affected by a positive swing of $2.1 million, or $0.11 per share, in calculated fair value of warrants and conversion features of convertible debentures.

BOOSTCAP® ultracapacitor revenue increased 28 percent sequentially, from $3.9 million in Q207 to $5.0 million in Q307, and the ongoing transition to lower cost offshore ultracapacitor assembly contributed to an increase in overall gross margin from 20 percent in Q207 to 24 percent in Q307. David Schramm, Maxwell’s president and chief executive officer, said that sales growth and overall gross margin improvement are expected to continue in the fourth quarter.

“The primary near-term revenue drivers for our BOOSTCAP products continue to be wind turbine pitch systems, industrial applications, including automated utility meters and power quality and backup power for telecommunications, and heavy transportation, including hybrid and electric buses and trucks and electric rail vehicles,” Schramm said. “Longer term, we continue to believe that automotive applications – both in managing increasing demands on the electrical system and in various hybrid vehicle configurations — represent the largest market opportunity for ultracapacitors, and we continue to devote significant energy and resources to collaborative development programs with automakers and Tier 1 automotive suppliers.”

Schramm noted that the company’s high voltage capacitor and microelectronics product revenue continued to be in line with expectations, combining for sales of $9.2 million in Q307. Other significant recent developments include:

•

Announcement of a contract with Mercedes Car Group to design and produce ultracapacitors for an advanced engineering hybrid-electric drive train program incorporating a braking energy recuperation system that enables it to increase fuel efficiency and reduce emissions.

•	Announcement of a $3 million contract with Astrium Satellites for space-qualified single board computers for the European Space Agency’s “Gaia” astronomy mission.

•

Selection of Maxwell’s BOOSTCAP ultracapacitors for short-duration bridge power in Dantherm Power’s fuel cell-based uninterruptible power supply (UPS) system for telecommunications and fiber broadband facilities.

“These new supply agreements reflect the progress our direct sales force and our growing network of distribution partners are making in educating the design community, developing new markets and broadening and diversifying our customer base,” Schramm said. “We are also very pleased with the progress of the transition to offshore assembly for large cell BOOSTCAP products. In addition to providing immediate cost benefits, our contract manufacturing relationship in China gives us the capability to rapidly expand production to meet increasing demand.”

Cash, restricted cash and investments in marketable securities totaled $17.7 million as of September 30, 2007, compared with $21.3 million as of June 30, 2007, and the company subsequently raised approximately $15.3 million, after fees and expenses, through the sale of approximately 1.5 million shares of common stock, which closed on October 15. Complete financial statements will be available within the next few days with the filing of the company’s Quarterly Report on Form 10-Q with the Securities & Exchange Commission.

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MAXWELL REPORTS THIRD QUARTER FINANCIAL RESULTS

Management will conduct a conference call and simultaneous webcast to discuss third quarter financial results and the outlook for the balance of the year at 5 p.m. (EDT) today. The call may be accessed by dialing toll-free, (800) 895-0231 from the U.S. and Canada, or (785) 424-1054 for international callers. The webcast may be accessed in the Calendar section the company’s web site via the following link: http://www.maxwell.com/investors/index.asp, and a subsequent replay will be available in the Presentations archive for approximately 90 days.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements - Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	the company’s history of losses and uncertainty about its ability to achieve or maintain profitability, or to obtain sufficient capital to finance its operations;

•	development and acceptance of products based on new technologies;

•	demand for original equipment manufacturers’ products reaching anticipated levels;

•	general economic conditions in the markets served by the company’s products;

•	cost-effective manufacturing and the success of outsourced manufacturing;

•	the impact of competitive products and pricing;

•	risks and uncertainties involved in foreign operations, including the impact of currency fluctuations;

•	product liability or warranty claims in excess of our reserves.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Maxwell’s investor relations department at (858) 503-3434 or at our investor relations website: http://www.maxwell.com/investors/sec-filing.asp. All information in this release is as of October 30, 2007. The company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the company’s expectations.

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MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Products	$14,218	$13,517	$39,843	$37,636
License fees	—	494	553	1,109

Total revenues	14,218	14,011	40,396	38,745
Cost of sales	10,872	11,271	30,945	30,132

Gross profit	3,346	2,740	9,451	8,613
Operating expenses (income):
Selling, general and administrative	4,128	4,264	14,201	12,439
Research and development	2,637	2,427	8,548	7,017
Amortization of other intangibles	64	19	148	57
Loss (gain) on disposal of property and equipment	—	—	52	(66)

Total operating expenses	6,829	6,710	22,949	19,447

Loss from operations	(3,483)	(3,970)	(13,498)	(10,834)
Interest expense, net	(295)	(156)	(924)	(227)
Amortization of debt discount and prepaid costs	(904)	(904)	(2,712)	(2,712)
Gain (loss) on embedded derivatives and warrants	2,120	50	2,193	(3,050)
Other income (expense), net	217	(2)	422	(100)

Loss from continuing operations before income taxes	(2,345)	(4,982)	(14,519)	(16,923)
Income tax provision	266	13	108	177

Loss from continuing operations	(2,611)	(4,995)	(14,627)	(17,100)
Discontinued operations:
Loss from discontinued operations, net of tax	—	(361)	—	(28)

Net loss	$(2,611)	$(5,356)	$(14,627)	$(17,128)

Net loss per common share - basic and diluted:
Loss from continuing operations	$(0.13)	$(0.29)	$(0.82)	$(1.01)
Loss from discontinued operations, net of tax	—	(0.02)	—	—

Net loss per common share	$(0.13)	$(0.31)	$(0.82)	$(1.01)

Shares used in computing net loss per common share - basic and diluted	18,488	16,981	17,774	16,822

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,693	$8,159
Investments in marketable securities	—	3,228
Trade and other accounts receivable, net	13,466	9,749
Inventories, net	14,807	14,894
Prepaid expenses and other current assets	1,521	1,596

Total current assets	39,487	37,626
Property and equipment, net	14,525	13,621
Other intangible assets, net	2,947	1,395
Goodwill	20,590	19,786
Prepaid pension asset	11,368	10,371
Restricted cash	8,000	8,000
Other non-current assets	525	870

	$97,442	$91,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,211	$9,383
Accrued warranty	682	795
Accrued employee compensation	2,455	2,543
Short-term borrowings and current portion of long-term debt	16,405	5,688
Deferred tax liability - current portion	392	392
Net liabilities of discontinued operations	—	63

Total current liabilities	30,145	18,864
Deferred tax liability, long-term	2,156	2,545
Convertible debentures and long-term debt, excluding current portion	14,613	22,527
Stock warrants	1,231	1,850
Other long-term liabilites	428	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 18,856 and 17,261 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	1,886	1,726
Additional paid-in capital	156,799	141,294
Accumulated deficit	(118,963)	(104,361)
Accumulated other comprehensive income	9,147	7,224

Total stockholders’ equity	48,869	45,883

	$97,442	$91,669